Exhibit 99.1

December 23, 2015

FOR IMMEDIATE RELEASE

Contacts: ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia A. Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1470
AGreer@BBandT.com	TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T receives approval for National Penn Bancshares acquisition

Will expand BB&T’s footprint in Pennsylvania

WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) today announced it has received regulatory approval from the Federal Reserve, the FDIC and all required state banking regulators to acquire National Penn Bancshares, Inc. (NASDAQ: NPBC). The transaction is expected to close in the next few months.

“We are very pleased to receive these approvals and excited to move forward with the merger,” said Chairman and Chief Executive Officer Kelly S. King. “National Penn is a strategically compelling deal that complements the legacy Susquehanna franchise and presents enormous opportunities to leverage our proven community banking capabilities in these mid-Atlantic markets.”

National Penn, headquartered in Allentown, Pa., had $9.6 billion in assets, $7.0 billion in deposits, as of Sept. 30, 2015, and 124 banking offices in Pennsylvania, New Jersey and Maryland. The planned acquisition was originally announced Aug. 17, 2015.

BB&T Corporation previously announced National Penn President and Chief Executive Officer Scott V. Fainor will be named group executive, with responsibility to oversee multiple community banking regions in Pennsylvania and contiguous states. In addition, BB&T plans to establish a fourth community banking region for eastern Pennsylvania, headquartered in Allentown, and will name David B. Kennedy, National Penn’s chief banking officer, as president of the region.

About National Penn Bancshares, Inc.

National Penn Bancshares, Inc., with approximately $9.6 billion in assets, is a bank holding company headquartered in Allentown, Pennsylvania. National Penn Bank operates 124 branch offices throughout Pennsylvania, New Jersey and Maryland. National Penn’s financial services affiliates and divisions include its National Penn Investors Trust Company division; Institutional Advisors LLC; and National Penn Insurance Services Group, Inc. National Penn Bancshares, Inc., common stock is traded on the Nasdaq Stock Market under the symbol NPBC. More information is available at NationalPennBancshares.com.

About BB&T
BB&T is one of the largest financial services holding companies in the U.S. with approximately $208.8 billion in assets and market capitalization of approximately $27.8 billion, as of Sept. 30, 2015. Based in Winston-Salem, N.C., the company operates 2,150 financial centers in 15 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by the U.S. Small Business Administration, Greenwich Associates and others. BB&T has also been named one of the World’s Strongest Banks by Bloomberg Markets magazine, one of the top three in the U.S. and in the top 15 globally. More information about BB&T and its full line of products and services is available at BBT.com.

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